Exhibit 10.9

SEVERANCE PAY PLAN

OF

VACCINEX, INC.

Effective as of Closing of IPO

i

Table of Contents

(continued)

ii

SEVERANCE PAY PLAN

OF

VACCINEX, INC.

ARTICLE I

PURPOSE

Section 1.1 Statement of Purpose.

The Company adopts this Plan for the benefit of its eligible Employees and those of other Participating Employers. The purpose of the Plan is to encourage the Company’s Employees and those of other Participating Employers to continue working for their employers with their full time and attention devoted to their employer’s affairs by providing a severance benefit in the event of an Involuntary Severance in connection with a Change in Control.

Section 1.2 Other Severance Plans, Policies, and Practices Superseded.

As of the Effective Date hereof, this Plan supersedes in its entirety any plan, policy, or practice of the Company for the provision of the severance benefit to Employees, whether written or oral or formal or informal, and no severance benefit shall be provided to any individual whose employment terminates with the Company on or after the Effective Date, except as provided under the terms of the Plan or as provided under the terms of a written, complete, and fully executed employment agreement, change in control agreement, or equity grant agreement specifically providing for the payment of a severance benefit following termination of employment with the Company.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings assigned to them below, unless a different meaning is plainly indicated by the context:

Section 2.1 Affiliated Employer means the Company; any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in section 414(c) of the Code) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in section 414(m) of the Code) that includes the Company; any leasing organization (as defined in section 414(n) of the Code) to the extent that any of its employees are required pursuant to section 414(n) of the Code to be treated as employees of the Company; and any other entity that is required to be aggregated with the Company pursuant to regulations under section 414(o) of the Code.

Section 2.2 Board means the Board of Directors of the Company.

Section 2.3 Cause means, with respect to the conduct of an Employee in connection with his employment with any Participating Employer, as determined by the Board, and unless otherwise provided in an applicable agreement with the Participating Employer, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); (c) a material violation of a Participating Employer policy; or (d) a material breach of any term of any employment, consulting, or other services, confidentiality, intellectual property, or non-competition agreements, if any, between the Employee and a Participating Employer.

Section 2.4 Change in Control has the meaning set forth in the Vaccinex, Inc. 2018 Omnibus Incentive Plan, or any successor plan thereto. The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

Section 2.5 Code means the Internal Revenue Code of 1986, as amended (including the corresponding provisions of any succeeding law).

Section 2.6 Committee means the Compensation Committee of the Board.

Section 2.7 Company means Vaccinex, Inc., a Delaware corporation (or its successors or assigns, whether by merger, consolidation, sale of assets, statutory receivership, operation of law, or otherwise).

Section 2.8 Effective Date means the date of the closing of the IPO.

Section 2.9 Employee means any individual, including an Executive Officer, who is employed on a full-time or part-time basis by a Participating Employer, other than: (a) an individual who is classified as an “independent contractor” by a Participating Employer, even if considered an employee under applicable law; (b) an Employee receiving long-term disability benefits; or (c) an individual who has an employment contract, change in control agreement, or other agreement with the Company or a Participating Employer who is covered by other programs that provide severance benefits or by their terms exclude such individual from participation in this Plan.

Section 2.10 ERISA means the Employee Retirement Income Security Act of 1974, as amended (including the corresponding provisions of any succeeding law).

Section 2.11 Exchange Act means the Securities Exchange Act of 1934, as amended (including the corresponding provisions of any succeeding law).

Section 2.12 Executive Officer means the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and any other “executive officer” of the Company as determined pursuant to Rule 3b-7 under the Exchange Act.

Section 2.13 Involuntary Severance means (a) the discharge or dismissal of an Employee by a Participating Employer or its successor for reasons other than for Cause, or the resignation by the Employee from his position with a Participating Employer or its successor, which resignation the Employee is asked or compelled by a Participating Employer or its successor to tender other than for Cause; or (b) voluntary resignation of employment at an Employee’s election following a Change in Control which, either alone or together with other actions, results in: (i) for Executive Officers only, a substantial adverse alteration in the Executive Officer’s title or responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction in the Employee’s annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in the Employee’s annual target bonus opportunity as of immediately prior to the Change in Control; or (iii) the relocation of the Employee’s principal place of employment to a location more than thirty (35) miles from the Employee’s principal place of employment as of the Change in Control or the Participating Employer’s requiring the Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Participating Employer’s business to an extent substantially consistent with the Employee’s business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Severance” under the foregoing clause (b), the Employee must provide written notice to the Participating Employer of any of the foregoing occurrences within ninety (90) days of the initial occurrence, and the Participating Employer shall have thirty (30) days to remedy such occurrence. To the extent not remedied, the Employee must terminate employment within sixty (60) days following the expiration of the thirty (30)-day cure period for such occurrence to constitute an Involuntary Severance under the foregoing clause (b).

Section 2.14 IPO means the initial firm commitment underwritten registered public offering by the Company of its common stock.

Section 2.15 Participating Employer means the Company and any other Affiliated Employer which, with the prior written approval of the Board and subject to such terms and conditions as may be imposed by the Board, shall adopt this Plan.

Section 2.16 Plan means this Severance Pay Plan of Vaccinex, Inc., as the same may be amended from time to time.

Section 2.17 Plan Administrator means the Committee or any person, committee, corporation, or organization designated in Section 4.2, or appointed pursuant to Section 4.2, to perform the responsibilities of that office.

Section 2.18 Safe Harbor Amount means two (2) times the lesser of (a) the sum of the Employee’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (b) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which the Employee terminates employment.

Section 2.19 Salary means the Employee’s annual rate of base salary for his services to a Participating Employer (excluding overtime and other forms of additional compensation) preceding the Employee’s Involuntary Severance. If the Employee is paid on an hourly-rate basis, Salary shall mean the weekly amount of base wages paid for the number of hours of work contemplated by such Employee’s normal weekly work schedule.

Section 2.20 Service means service rendered by an Employee that is, or would be, recognized under the Vaccinex, Inc. Retirement & Savings Plan, or any successor thereto, for vesting purposes as of the date of the Employee’s Involuntary Severance.

ARTICLE III

BENEFIT

Section 3.1 Severance Benefit for Employees.

An Employee with at least one (1) year of Service whose employment with all Participating Employers is terminated under circumstances constituting an Involuntary Severance, other than for Cause, as a result of, within twelve (12) months following, or within sixty (60) days prior to, a Change in Control shall be entitled, as severance pay, to a lump sum cash payment in an amount determined pursuant to Exhibit A attached hereto. The lump sum cash severance payment shall be made as soon as practicable after, but in no case later than sixty (60) days following, the Employee’s Involuntary Severance.

Section 3.2 Vesting.

The benefit to be provided under Section 3.1 of the Plan to an Employee shall be completely vested and nonforfeitable upon the occurrence of a Change in Control as defined in Section 2.4.

Section 3.3 Discretionary Severance Benefit.

An Employee with at least one (1) year of Service whose employment with all Participating Employers is terminated under circumstances constituting an Involuntary Severance but not related to a Change in Control as provided under Section 3.1 who is selected for eligibility under the Plan in the sole discretion of the Plan Administrator shall be entitled to such severance benefit as the Plan Administrator may determine.

Section 3.4 Benefit Contingent on Execution of Release.

The severance benefit provision under the Plan (including the discretionary severance benefit under Section 3.3) to any Employee shall be subject to the condition that the Employee execute and deliver to the Plan Administrator an instrument, in such form as the Plan Administrator shall prescribe, which shall include a release in favor of the Participating Employers within a timeframe specified to be in compliance with section 409A of the Code. To the extent necessary to comply with section 409A of the Code, in no event may an Employee, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with section 409A of the Code, if any payment to an Employee under this Plan is conditioned upon the Employee’s executing and not revoking a release and if payment could be made or could commence in more than one taxable year depending on when the Employee executes the release, the payment will be made in the later taxable year.

Such release shall include, but not be limited to, a release of any claims which the Employee may have against any Participating Employer under the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Civil Rights Act of 1964, as amended; Title VII of the Civil Rights Act of 1866, as amended; and any other federal, state, or local law, rule, or regulation under which the Employee may have a claim arising out of his employment with a Participating Employer or the termination of such employment. No Participating Employer shall have any obligation to provide a benefit under this Plan to any Employee who fails or refuses to sign and timely deliver such a release.

ARTICLE IV

ADMINISTRATION

Section 4.1 Named Fiduciaries.

The term “Named Fiduciary” shall mean (but only to the extent of the responsibilities of each of them) the Plan Administrator, the Committee, and the Board. This Article IV is intended to allocate to each Named Fiduciary the responsibility for the prudent execution of the functions assigned to him or it, and none of such responsibilities or any other responsibility shall be shared by two (2) or more of such Named Fiduciaries. Whenever one (1) Named Fiduciary is required by the Plan to follow the directions of another Named Fiduciary, the two (2) Named Fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the Named Fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the Named Fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law.

Section 4.2 Plan Administrator.

There shall be a Plan Administrator, who shall be the Committee, or such Employee, committee, corporation, or organization as may be designated by the Committee, as hereinafter provided, and who shall, subject to the responsibilities of the Committee and the Board, have the responsibility for the day-to-day control, management, operation, and administration of the Plan. The Plan Administrator shall have the following responsibilities:

(a) To maintain records necessary or appropriate for the administration of the Plan;

(b) To give and receive such instructions, notices, information, materials, reports, and certifications as may be necessary or appropriate in the administration of the Plan;

(c) To prescribe forms and make rules and regulations consistent with the terms of the Plan and with the interpretations and other actions of the Committee;

(d) To require such proof or evidence of any matter from any person as may be necessary or appropriate in the administration of the Plan;

(e) To prepare and file, distribute, or furnish all reports, plan descriptions, and other information concerning the Plan, including, without limitation, filings with the Secretary of Labor and employee communications as shall be required of the Plan Administrator under ERISA;

(f) To determine any question arising in connection with the Plan, including any question of Plan interpretation, and the Plan Administrator’s decision or action in respect thereof shall be final, conclusive, and binding upon all persons having an interest under the Plan; provided, however, that any question relating to inconsistency or omission in the Plan or interpretation of the provisions of the Plan shall be referred to the Committee by the Plan Administrator, and the decision of the Committee in respect thereof shall be final, conclusive, and binding upon all persons having an interest under the Plan;

(g) To review and dispose of claims under the Plan filed pursuant to Section 4.4 and appeals of claims decisions pursuant to Section 4.5;

(h) If the Plan Administrator shall determine that by reason of illness, senility, insanity, or for any other reason, it is undesirable to make any payment to the individual entitled thereto, to direct the application of any amount so payable to the use or benefit of such individual in any manner that the Plan Administrator may deem advisable, or to direct in the Plan Administrator’s discretion the withholding of any payment under the Plan due to any individual under legal disability until a representative competent to receive such payment on his behalf shall be appointed pursuant to law;

(i) To discharge such other responsibilities or follow such directions as may be assigned or given by the Committee or the Board; and

(j) To perform any duty or take any action which is allocated to the Plan Administrator under the Plan.

The Plan Administrator shall have the power and authority necessary or appropriate to carry out his responsibilities. The Plan Administrator may resign only by giving at least thirty (30) days’ prior written notice of resignation to the Committee, and such resignation shall be effective on the date specified in such notice.

Section 4.3 Committee Responsibilities.

The Committee shall, subject to the responsibilities of the Board, have the following responsibilities:

(a) To review the performance of the Plan Administrator;

(b) To hear and decide appeals, pursuant to the claims review procedure contained in Section 4.5 of the Plan, taken from the decisions of the Plan Administrator;

(c) To hear and decide questions, including interpretation of the Plan, as may be referred to the Committee by the Plan Administrator;

(d) To the extent required by ERISA, to establish a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA, and to review such policy and method at least annually;

(e) To report and make recommendations to the Board regarding changes in the Plan, including changes in the operation and management of the Plan;

(f) To designate an alternate Plan Administrator to serve in the event that the Plan Administrator is absent or otherwise unable to discharge his responsibilities;

(g) To remove and replace the Plan Administrator or alternate Plan Administrator, or both of them, and to fill a vacancy in either office;

(h) To discharge such other responsibilities or follow such directions as may be assigned or given by the Board; and

(i) To perform any duty or to take any action which is allocated to the Committee under the Plan.

The Committee shall have the power and authority necessary or appropriate to carry out its responsibilities.

Section 4.4 Claims Procedure.

Any claim relating to a benefit under the Plan shall be filed with the Plan Administrator on a form prescribed by it. If a claim is denied, in whole or in part, the Plan Administrator shall give the claimant written notice of such denial, which notice shall specifically set forth:

(a) The reasons for the denial;

(b) The pertinent Plan provisions on which the denial was based;

(c) Any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is needed; and

(d) An explanation of the Plan’s procedure for review of the denial of the claim.

In the event that the claim is not granted and notice of denial of a claim is not furnished by the thirtieth (30th) day after such claim was filed, the claim shall be deemed to have been denied on that day for the purpose of permitting the claimant to request review of the claim.

Section 4.5 Claims Review Procedure.

Any individual whose claim filed pursuant to Section 4.4 has been denied, in whole or in part, by the Plan Administrator may request review of the claim by the Committee, upon a form prescribed by the Plan Administrator. The claimant shall file such form (including a statement of his position) with the Committee no later than sixty (60) days after the mailing or delivery of the written notice of denial provided for in Section 4.4, or, if such notice is not provided, within sixty (60) days after such claim is deemed denied pursuant to Section 4.4. The claimant shall be permitted to review pertinent documents. A decision shall be rendered by the Committee and communicated to the claimant not later than thirty (30) days after receipt of the claimant’s written request for review. However, if the Committee finds it necessary, due to special circumstances (for example, the need to hold a hearing), to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than one hundred twenty (120) days after the claimant’s request for review. The Committee’s decision shall be in writing and shall specifically set forth:

(a) The reasons for the decision; and

(b) The pertinent Plan provisions on which the decision is based.

Any such decision of the Committee shall be binding upon the claimant and the Participating Employer, and the Plan Administrator shall take appropriate action to carry out such decision.

Section 4.6 Allocation of Fiduciary Responsibilities and Employment of Advisors.

Any Named Fiduciary may:

(a) Allocate any of his or its responsibilities (other than trustee responsibilities) under the Plan to such other person or persons as he or it may designate, provided that such allocation and designation shall be in writing and filed with the Plan Administrator;

(b) Employ one (1) or more persons to render advice to him or it with regard to any of his or its responsibilities under the Plan; and

(c) Consult with counsel, who may be counsel to a Participating Employer.

Section 4.7 Other Administrative Provisions.

(a) Any individual whose claim has been denied, in whole or in part, must exhaust the administrative review procedures provided in Section 4.5 prior to initiating any claim for judicial review.

(b) No bond or other security shall be required of the Plan Administrator, or any officer or employee of a Participating Employer to whom fiduciary responsibilities are allocated by a Named Fiduciary, except as may be required by ERISA.

(c) Subject to any limitation on the application of this Section 4.7(c) pursuant to ERISA, neither the Plan Administrator, the Committee, the Board, nor any officer or employee of a Participating Employer to whom fiduciary responsibilities are allocated by a Named Fiduciary, shall be liable for any act of omission or commission by himself or itself or by another person, except for his or its own individual willful and intentional malfeasance.

(d) The Plan Administrator or the Committee may, except with respect to actions under Section 4.5, shorten, extend, or waive the time (but not beyond sixty (60) days) required by the Plan for filing any notice or other form with the Plan Administrator or Committee, or taking any other action under the Plan.

(e) Any person, group of persons, committee, corporation, or organization may serve in more than one (1) fiduciary capacity with respect to the Plan.

(f) Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim, denial, or review on appeal, shall be conclusive and binding on the Participating Employers and all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.

ARTICLE V

PARACHUTE PAYMENTS

If any payment or benefit (including payments and benefits pursuant to this Plan) an Employee would receive in connection with a Change in Control from a Participating Employer or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of section 280G of the Code, and (b) but for this paragraph, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Employee, which of the following two alternative forms of payment shall be paid to the Employee: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Employee on a net after-tax basis is greater than what would be received by the Employee on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (A) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Employee shall have no rights to any additional payments and/or benefits constituting the Payment, and (B) reduction in payments and/or benefits shall occur in the following order, as applicable: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Employee.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Article V. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the reduced amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Employee.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Rights of Employees.

No Employee shall have any right or claim to any benefit under the Plan except in accordance with the provisions of the Plan. The establishment of the Plan shall not be construed as conferring upon any Employee or other individual any legal right to a continuation of employment or to any terms or conditions of employment, nor as limiting or qualifying the right of a Participating Employer to discharge any Employee.

Section 6.2 Non-Alienation of Benefit.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, or torts.

Section 6.3 Non-Duplication of Benefit.

No provisions in this Plan shall be deemed to duplicate any compensation or benefits provided under any agreement, plan, or program covering the Employee to which a Participating Employer is a party, and any duplicative amount payable under any such agreement, plan, or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 6.4 Construction.

Wherever appropriate in the Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and the masculine gender may be read as referring equally to the feminine gender or the neuter. Any reference to an Article or Section number shall refer to an Article or Section of the Plan, unless otherwise indicated.

Section 6.5 Headings.

The headings of Articles and Sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 6.6 Governing Law.

The Plan shall be construed, administered, and enforced according to the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

Section 6.7 Severability.

The invalidity or unenforceability, in whole or in part, of any provision of this Plan shall in no way affect the validity or enforceability of the remainder of such provision or of any other provision of this Plan, and any provision, or part thereof, deemed to be invalid or unenforceable shall be reformed as necessary to render it valid and enforceable to the maximum possible extent.

Section 6.8 Termination or Amendment.

(a) The Participating Employers expect to continue the Plan indefinitely, but, subject to the provisions of this Section 6.8, the Participating Employers expressly reserve the right to terminate or amend the Plan, in whole or in part, at any time by action of the Board; provided, however, that no such amendment or termination which adversely affects the current or prospective rights of any Employee shall be effective earlier than six (6) months after written notice thereof is given to such Employee.

(b) In the event that a corporation or trade or business other than the Company shall adopt this Plan, such corporation or trade or business shall, by adopting the Plan, empower the Company to amend or terminate the Plan, insofar as it shall cover employees of such corporation or trade or business, upon the terms and conditions set forth in this Section 6.8(b); provided, however, that any such corporation or trade or business may, by action of its board of directors or other governing body, amend or terminate the Plan, insofar as it shall cover employees of such corporation or trade or business, at different times and in a different manner. In the event of any such amendment or termination by action of the board of directors or other governing body of such a corporation or trade or business, a separate plan shall be deemed to have been established for the employees of such corporation or trade or business.

Section 6.9 Withholding.

Payments from this Plan shall be subject to all applicable federal, state, and local income withholding and employment taxes.

Section 6.10 Status as Welfare Benefit Plan under ERISA.

This Plan is an “employee welfare benefit plan” within the meaning of section 3(1) of ERISA and shall be construed, administered, and enforced according to the provisions of ERISA.

Section 6.11 Payments to Key Employees.

Notwithstanding anything in this Plan to the contrary, to the extent required under section 409A of the Code, no payment to be made to a key employee (within the meaning of section 409A of the Code) shall be made sooner than (a) six (6) months after such termination of employment or (b) death (if earlier).

Section 6.12 Involuntary Termination Payments to Employees (Safe Harbor).

In the event a payment is made to an Employee upon an Involuntary Severance, such payment will not be subject to section 409A of the Code provided that such payment does not exceed the Safe Harbor Amount. However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to section 409A of the Code. In addition, if such Employee is considered a key employee (within the meaning of section 409A of the Code), such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the wait period imposed by section 409A of the Code, as provided in Section 6.11 of this Plan. The Employee and the Company agree that the termination benefits described in this Section 6.12 are intended to be exempt from section 409A of the Code pursuant to Treasury Regulation section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

Section 6.13 Plan Year.

The Plan’s plan year shall be January 1 – December 31.

Exhibit A

SEVERANCE BENEFITS

Employee	Severance Benefits
Executive Officers	Amount equal to six (6) months’ Salary.

Employees other than Executive Officers	Amount equal to two (2) weeks’ Salary, multiplied by the number of the Employee’s whole years of Service; provided, however, that such severance benefit shall not equal less than four (4) weeks’ Salary or more than twenty-six (26) weeks’ Salary.

Exhibit A to the Severance Pay Plan of Vaccinex, Inc.